UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01                      Entry into a Material Definitive Agreement

Item 1.02                      Termination of a Material Definitive Agreement

Item 9.01                      Financial Statements and Exhibits

SIGNATURES

Item 1.01                      Entry into a Material Definitive Agreement

As previously disclosed in our Form 8-K filed on September 16, 2010, GameTech International, Inc. (the “Company”) and Bank of the West and U.S. Bank National Association (collectively, the “Lenders”) entered into a Second Amendment to Forbearance Agreement and Fifth Modification to Loan Agreement (the “Fifth Amendment”) on September 15, 2010 pursuant to which the Lenders agreed to forbear from exercising certain rights and remedies under the Company’s senior secured credit facility as a result of certain defaults existing as of June 21, 2010.

On November 23, 2010, the Company entered into a Third Amendment to Forbearance Agreement and Sixth Loan Modification Agreement (the “Sixth Amendment”) with the Lenders,  pursuant to which the Lenders agreed to forbear from exercising certain rights available to them under the Company’s senior secured credit facility as a result of our existing defaults until January 31, 2011 or earlier upon the occurrence of: (i) the resignation or termination of the Chief Executive Officer of the Company or Morris-Anderson & Associates, Ltd., as consultant to the Company; or (ii) a subsequent default or breach of the Sixth Amendment (the “Extended Forbearance Period”).  The Sixth Amendment was entered into following the Company’s failure to make the following required payments of principal and interest under the Fifth Amendment on October 31, 2010: (i) two quarterly installments of principal under the term loan each in the amount of $1,087,647; (ii) a deferred monthly installment of interest on the unpaid balance of the term loan in the amount of $366,512; and (iii) a deferred payment of the unpaid principal balance of the revolver in the amount of $750,000 (the “Payment Defaults”).  The Sixth Amendment extends the due date on these payments from October 31, 2010 to January 31, 2011.

The Sixth Amendment also contemplates that the cash balance of $2,352,000 held in the Company’s control account will be applied: (i) to pay off the entire outstanding balance on the Company’s Line of Credit with Bank of the West, (ii) to pay deferred interest accruing on the term note from June 15, 2010 until October 31, 2010, and (iii) with the remainder used to pay down the outstanding principal balance of the term loan.

The Sixth Amendment contains additional covenants that, among other things: (i) permit the Company to retain twenty percent of the net cash proceeds resulting from any sale or other disposition of the Company’s property outside the ordinary course of business; and (ii) require the Company to continue to retain a consultant that is acceptable to the Company and the Lenders.  In consideration for our Lenders entering into the Sixth Amendment, the Company will pay U.S. Bank, as agent for the Lenders, a forbearance fee in an aggregate amount of $129,632.

As of the date hereof, the outstanding balance under the term loan is $25,176,470.58 and the outstanding balance under the revolver is $750,000.  The outstanding balance under the Company’s term loan continues to be subject to the Default Rate of 9.79%, and the outstanding balance under the Company’s revolver continues to be subject to a Default Rate of 5.82%.

As of the date hereof, all of the defaults continue to remain uncured. While the Company does not expect to have adequate cash to make the requisite payments on January 31, 2011 in accordance with the Sixth Amendment, the Company is involved in ongoing negotiations with its Lenders to further extend the Forbearance Period, obtain waivers, and/or otherwise reach a satisfactory agreement.  Although we remain optimistic that a resolution can be reached with our Lenders, a failure to extend the Forbearance Agreement, obtain waivers and/or reach a satisfactory agreement in a timely manner will likely result in all amounts outstanding under the current credit facility becoming immediately due and payable, which could lead to the financial and operational failure of the Company.

The foregoing summary of the Sixth Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Sixth Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02                      Termination of a Material Definitive Agreement

As previously disclosed by the Company in its Form 8-K filed on April 16, 2010, the Company entered into a loan agreement (the “Line of Credit”) with Bank of the West (the “Line of Credit Lender”) which provides for a $1.8 million revolving credit facility.  As of November 22, 2010, the Company had approximately $1.3 million outstanding under the Line of Credit.

On November 23, 2010, the Company and the Line of Credit Lender entered into a Payoff and Termination Agreement pursuant to which the Company paid in full the outstanding principal balance under the Line of Credit  (including without limitation all principal thereof and all accrued interest thereon, together with related out-of-pocket expenses and legal fees incurred by the Line of Credit Lender in connection with the Line of Credit).

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Third Amendment to Forbearance Agreement and Sixth Loan Modification Agreement dated November 23, 2010 by and among GameTech International, Inc, U.S. Bank National Association and Bank of the West.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By:           /s/ Bill Fasig
         Bill Fasig
       President & Chief Executive Officer

    Dated:  November 24, 2010